Exhibit 10.25

                                    AGREEMENT

Agreement made this 5th day of April 2000, by and between NAMCO CYBERTAINMENT INC., 877 Supreme Drive, Bensenville, IL 60106, a Delaware corporation ("Namco"), and HOLOWORLD located at 9355 Park Meadows Drive #7, Lonetree, CO 80237, a Delaware corporation ("Location") FEIN # 95-4618184.

                                    RECITALS

1. Namco is in the business of supplying coin, token and bill operated amusement devices ("Equipment") in business facilities and for use in entertaining customers. For purposes of this Agreement, Equipment shall be deemed to include coin, token, or bill-operated machines such as video games, merchandising games (games which dispense prizes or tickets for prizes directly to consumer), pinball machines, air hockey, simulation machines and any other coin or token operated amusement devices of whatever nature, except for coin operated food and beverage equipment, and cigarette machines.

2. Location is in the business of operating a family entertainment center known as HOLOWORLD located at 9355 Park Meadows Drive #7, Lonetree, CO 80237 ("Premises") which, among other things, contains an area of approximately 4,500 square feet designated for arcade use.

3. Location wishes to maintain a portion of the space within the Premises for use of the Equipment ("Arcade"). The Equipment shall be located in the Arcade and such other areas or places within the Premises as may be agreed upon from time to time by the parties.

4. NAMCO agrees to install its Equipment in the Arcade and elsewhere within the Premises subject to the terms and conditions of this Agreement.

NOW THEREFORE, for and in consideration of the mutual covenants and agreements hereinafter set forth, the sufficiency of which is hereby acknowledged, Namco and Location hereby agree as follows:

1. Incorporation of Recitals. The above recitals are by this reference incorporated herein as if set forth with particularity.

2. License. Location does hereby grant to Namco the full and exclusive right to operate Equipment at the Premises according to the provisions specifically described in this Agreement. Namco anticipates operating approximately 75 games at the Premises.

3. Term. This Agreement shall commence on the date Namco commence its game operations (proposed May 10, 2000) at the Premises ("Commencement Date") and shall end the last day of the month following the third
         (3rd) anniversary of the commencement date ("Termination Date"). Thereafter, this Agreement will automatically renew for additional twelve (12) month periods upon the same terms and conditions as stated herein, unless either party delivers written notice of termination to the other party at least thirty (30) days prior to the expiration of the initial term and subsequent additional terms.

4. Fees. In consideration of the use of the designated space in the Premises, Location shall retain the balance of the annual net revenues generated from the Equipment after paying the following amounts to Namco as set forth below:


             Combined              Video      Redemption       Crane
         Annual Net Revenue         Games        Games        Equipment

         Zero to $500,000            56%           36%           65%

         $500,000 to $750,000        42%           28%           61%

         Over $750,000               27%           23%           58%

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         The Annual Net Revenue shall be computed on a rolling twelve months
         (commencing with onset of this Agreement).

         The term Net Revenues as used herein is defined as gross less sales taxes, gross receipt taxes, or any other fees associated with the operation of the Equipment at the Premises. Gross receipt taxes for Equipment will be paid by Namco.

5. Collection. For purposes of this Agreement, "operating week" shall mean seven (7) days beginning on Friday ending on Thursday. "Collection date" shall mean the close of business each revenue week Holoworld shall deposit revenues derived from Equipment for each operating week and provide Namco with a weekly collection report within one (1) day of the collection date as provided in this paragraph below. The amount due Namco shall be paid to and received within one (1) day of each collection date. In the event of monetary defaults, only two (2) notices are required to be given in any twelve month period, upon the third such default in any twelve month period, the Agreement may be immediately terminated.

         Location shall use a debit card system for the operation of the Equipment in place of the traditional coin or token operated "cash boxes." At the end of each operating week, Location shall provide Namco with a hard copy of game data, specifically game revenues and number of plays (to include free play and penny cards) played on each piece of Equipment. Namco will be provided with unencumbered access, both directly and via modem, to the network and game management computer system during normal business hours for informational purposes only. Such policies are designed to ensure that Namco has complete access to accurate game revenues and number of plays on each piece of Equipment. Report layout and other policies related to the debit card system will be addressed in a side letter. Report and game management information will include all location revenue sources. The complete report of all sources of revenue is needed to correctly assess the portion of total revenue dollars represented by Namco Equipment.

6. Ownership. Location acknowledges that all of the Equipment is and shall always remain the sole and separate property of Namco. Location shall in no way pledge the Equipment or any part thereof or in any manner interfere with Namco's ownership of the Equipment. At Namco's option, concurrently with the execution of this Agreement and from time to time thereafter as requested by Namco, Location shall execute such documents, including UCC-1 forms, which Namco may require to confirm its ownership of the games. Location hereby appoints Namco as Location's attorney-in-fact to execute and file all documents, which Namco requires in the exercise of its reasonable business judgment to confirm its ownership of its games, including any renewal UCC-1 forms.

7. Amusement Solutions System. Location owns an "Amusement Solutions" debit card system installed at site and will be responsible for payment of that system to Amusement Solutions and for any major repairs. A major repair is defined as a repair or replacement part which costs $25.00 or more. Namco will be responsible for any minor repairs to the system components attached to Namco-owned Equipment. In addition Location will be responsible for all supplies for the system and purchasing additional game readers as required. Location will purchase the debit cards and be responsible for additional card purchases during the term of this Agreement.

         A weekly audit will be completed to ascertain both parties' revenue percentages.

         Location agrees to indemnify and hold Namco harmless from and against any claims, damages, causes of actions, liability and expenses incurred by Namco arising from any use of the Amusement Solutions System by Namco or any assertion of infringement of any patent, copyright, trademarks or similar proprietary right.

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8.       Exclusive Use. Location covenants, warrants, and agrees that during the term of this Agreement it will not operate or cause to be operated at the Premises any Equipment, as defined herein, other than Equipment installed and maintained by Namco and the motion simulator and virtual reality games owned and operated by Location.

         Location certifies that it has no other contractual agreement with any person or entity regarding Equipment at the Premises and hereby agrees to indemnify and hold Namco harmless if Namco should be called upon to defend or enforce its rights in a civil action with respect to such pre-existing contractual relationship. Location warrants and represents that Namco has the exclusive right to install and operate Equipment in the Premises. In the event Location violates this provision, then in addition to any remedies available to Namco at law or in equity, Namco will be entitled to 100% of the Gross Revenues generated from the Equipment from the date of such violation until the same is cured by Location.

9. Access and Operation. Namco shall install the Equipment on the Premises and shall thereafter have the full right during Location's regular business hours to service, maintain, exchange or replace any and all Equipment. Location shall at all times during its regular business hours keep the Equipment accessible and ready for customer use in the designated area of the Premises or in an area mutually agreed upon by both parties. Location shall furnish at its sole cost and expense all electrical current for the Equipment.

         Namco, in consultation with Location, will determine model, make, type or quality of the Equipment initially installed at the Premises. Namco may with the approval of Location substitute another machine for any machine installed at the Premises.

10. Maintenance And Supply. Namco shall service and maintain all of the Equipment installed on the Premises at no cost to Location, unless necessitated by the negligent act(s) or omission(s) of Location, its employees, agents or contractors, in which event Location shall be solely responsible for the cost of repair and/or replacement of the Equipment.

         Location at its sole cost and expense shall provide and pay for (i) debit card system; (ii) all prizes associated with the operation of redemption equipment; (iii) redemption tickets; (iv) staffing of Redemption center and floor management; (v) all utilities consumed in the Premises; (vi) maintenance for the Premises; and (vii) security for the Premises.

         Namco at it sole cost and expenses shall provide (i) one (1) full time, on site technician to facilitate maintenance and repair of Equipment;
         (ii) all needed parts to perform maintenance and repair of Equipment;
         (iii) merchandise associated with the operation of Crane equipment.

         Namco agrees to provide at least 25% annual game rotation with mutual agreement on selection of games.

         Namco will create a web page for HoloWorld and provide attachment to its website.

11. Permits. Namco shall apply for and obtain any and all permits and licenses required for the operation of the Equipment by the applicable City, State, or County ordinances. Namco and Location will equally share the cost of such permits and licenses. If the number or type of pieces of Equipment placed at the Premises requires a separate business license, arcade license, or other Premises specific license or permit, the fees for such shall be paid for by Location.

         In the event that any law now existing or which may hereafter be passed shall require the payment of any increased or additional license fees, taxes or other charges on account of the use or operation of the Equipment, then if Namco and Location cannot agree upon a reasonable division of such increased or additional license fees, taxes, or other charges to be paid between themselves, either party may cancel this Agreement with 30 days prior written notice.

12. Termination. This Agreement may be terminated by either Party in the event of any breach by the other of any term, covenant, or condition to be performed by it pursuant hereto, if such default shall continue for a ten day period after giving of written notice of the event of such default in accordance with the provisions hereof.

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         Namco or Location may terminate this agreement on at least sixty (60)
         days written notice if during the initial 120 day (one hundred twenty) day period the average gross sales do not reach $175.00 (One Hundred Seventy Five Dollars) per week per machine.

         It is further understood that Namco or Location shall have the option of terminating this Agreement at anytime after the first anniversary of this Agreement should the trailing gross sales for any consecutive 12 month period be less than $175.00 (One Hundred Seventy Five Dollars) per week per machine. Notice of such termination shall be in writing and delivered to Location no less than sixty (60) days prior to the termination date.

         Namco and/or Location may also terminate this Agreement if any of the following events occur:

         (i)      Location moves to other Premises;

         (ii)     Location terminates or closes its business; and

         (iii) Location sells, leases, transfers, or otherwise disposes of its business (including the sale of the majority of shares of a corporation, a long-term management agreement, or any other legal device which alters the person(s) capable of making decisions in a closely held corporation).

13. Notices. All notices required to be given hereunder by either of the parties to the other shall be in writing and shall be sent by certified or registered mail, return receipt requested, or by overnight courier or mail with customary evidence of receipt, addressed to the addresses set forth above. Notice shall be effective on the date of mailing thereof.

14. Governing Law. This Agreement shall be construed and enforced in accordance with the law of the State of Colorado. If any portion of this Agreement is found to be in violation of any law that portion shall be considered severed from the Agreement and it shall not affect the remainder of this Agreement.

15. Amendments. This writing constitutes the entire Agreement between the parties and merges all prior agreements, understandings and discussions herein. This Agreement may not be changed or modified except by written agreement executed by Namco and Location. Unless so specified in writing by Namco, no representation, promise or warranty made by any person either before or after the signing hereof shall be binding upon Namco.

16. Insurance. Namco at Namco`s own cost and expense, shall obtain and maintain, in full force and effect during this Agreement Worker's Compensation Insurance and commercial general liability insurance providing coverage for its Equipment and operations liabilities. The limits of the general liability insurance shall be not less than $1,000,000 for personal and bodily injury per occurrence, and $1,000,000 for property damage.

         Location, at Location's cost and expense, shall provide Worker's Compensation Insurance, all-risk casualty and commercial general liability insurance for its operations at Premises. The limits shall be not less than $1,000,000 for personal and bodily injury per occurrence, and at least $1,000,000 for property damage. Each party shall upon request of the other party provide a certificate for such insurance by the insuring carrier or carriers. The fulfillment of these various obligations shall not relieve Location or Namco of any liabilities assumed in this Agreement.

17.      Right of First Refusal. Based on Namco's performance, HoloWorld
         (parent company of Location) agrees to grant Namco the right of first refusal to operate Equipment in its next two new site openings after Location on exactly the same terms and conditions and format as this Agreement ("Right of First Refusal Agreement"). Any breach of the Right of First Refusal Agreement is considered a breach of this Agreement and will give Namco rights of termination for this Agreement.

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18.      Prompt Execution. The terms and conditions stated herein are conditional upon the prompt execution of this Agreement. Should the Agreement remain unsigned by either party after April 17, 2000, the Agreement shall be rendered null and void and be of no force or effect.

19. Binding Effect. This Agreement shall be binding upon the parties hereto, their permitted heirs, executors, administrators, successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date and year first written above.

Namco:                                       Location:

Namco Cybertainment Inc.                     HoloWorld

By:   /s/                                    By: /s/


Title:   Executive Vice President            Title:   Sidney Haider, President

Dated:   4/10/00                             Dated:   4/12/00












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